Exhibit 10.1
ESCROW AGREEMENT
THIS AGREEMENT made as of the 14th day of August, 2006
AMONG:
     CANWEST PETROLEUM CORPORATION, a body corporate incorporated under the laws of Colorado (hereinafter referred to as the “Corporation”)
- and -
     TINGLEMERRETT LLP (hereinafter referred to as the “Escrow Agent”)
- and -
     CHRISTOPHER H. HOPKINS, an individual resident in Calgary, Alberta (hereinafter referred to as the “Securityholder”)
WHEREAS the Board of Directors of the Corporation have determined that it is in the best interests of the Corporation to enter into the arrangement detailed herein;
AND WHEREAS the Securityholder is, as of the date hereof, the registered holder of 17,241,850 Exchangeable Preferred Shares (“Exchangeable Shares”) of Oilsands Quest Inc. (“OQI”);
AND WHEREAS each Exchangeable Share may be exchanged for a common share of the Corporation (a "Common Share”), all as provided for in the Reorganization Agreement dated June 9, 2006 between the Corporation and OQI;
AND WHEREAS the Securityholder has agreed to deposit 15,517,665 Exchangeable Shares (including the Common Shares that may be issued upon the exchange of the Exchangeable Shares) (the “Escrowed Shares”) into escrow pursuant to the terms hereof;
NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:
1.	The Securityholder hereby agrees to place and deposit the Escrowed Shares in escrow with the Escrow Agent. The Securityholder further undertakes and agrees to deposit into escrow any further securities of the Corporation which the Securityholder may receive as a stock dividend on the Escrowed Shares and to deliver to the Escrow Agent immediately on receipt thereof the certificates (if any) of any such further securities and any replacement certificates which may at any time be issued for any of the Escrowed Shares, or in substitution of them.

2.	The Securityholder shall be entitled to a letter or receipt from the Escrow Agent stating the number of securities held for the Securityholder by the Escrow Agent subject to the terms of this Agreement. It is expressly understood and agreed by the parties hereto that such letter or receipt shall not be assignable or transferable.

3.	The parties hereby agree that the Escrowed Shares and the beneficial ownership of or any interest in them and the certificate representing them (including any replacement securities or certificates) shall remain in escrow and shall be released only in accordance with the terms hereof.

4.	The Securityholder directs the Escrow Agent to retain the Escrowed Shares and the certificates (including any replacement securities or certificates) representing them and not to do or cause anything to be done to release them from escrow or to allow any transfer, hypothecation or alienation thereof.

5.	Unless the Board of Directors of the Corporation and the Securityholder otherwise agree in writing, 2,586,277 Escrowed Shares shall be released from escrow on February 14, 2007 and all other Escrowed Shares shall be released from escrow on August 14, 2007.

6.	Unless the Board of Directors of the Corporation and the Securityholder otherwise agree in writing, all Escrowed Shares shall immediately be released from escrow and delivered to the Securityholder upon the occurrence of any of the following events:
(a)	the death of the Securityholder; or

(b)	if the Securityholder terminates his employment with the Corporation following the occurrence of any of the following events:
(i)	the Corporation becomes insolvent or is adjucated bankrupt or takes any steps to compromise its debts generally;

(ii)	proceedings are commenced for the winding up or dissolution of the Corporation;

(iii)	there is a material breach or non-observance of the conditions of the executive employment agreement entered into by the Securityholder and the Corporation as of the date hereof; or

(iv)	a Change of Control or Triggering Event has occurred.
For the purpose of this section “Change of Control” or “Triggering Event” have the meanings ascribed to such terms in the executive employment agreement entered into by the Securityholder and the Corporation as of the date hereof.

7.	The parties agree that any dividends (other than stock dividends) which may be payable on any Escrowed Shares shall immediately be released to the Securityholder.

8.	The Corporation and the Securityholder shall do all things and provide such authorizations, resolutions and powers of attorney as may be required to effect the releases of the Escrowed Shares pursuant to the provisions hereof.

9.	All voting rights attached to the Escrowed Shares shall at all times be exercised by the Securityholder.

10.	The parties acknowledges that the Escrowed Shares may be transferred within escrow or hypothecated within escrow provided that any transferee or mortgagee of any of the Escrowed Shares that are subject to this Agreement will, unless otherwise agreed to by the Corporation, be required to become bound by all of the provisions hereof and accordingly, such transfer or hypothecation shall be subject to the execution and delivery by the transferee or mortgagee of a counterpart hereof in which it agrees to be bound by this Agreement.

11.	The Securityholder may transfer Escrowed Shares within escrow to or between a registered retirement savings plan, registered retirement income fund or other similar registered plan or fund with a trustee, where the beneficiaries of the plan or fund are limited to the Securityholder and his spouse, children, siblings, nephews, nieces and parents.

12.	The Securityholder and the Corporation hereby jointly and severally agree to and do hereby release and indemnify and save harmless the Escrow Agent from and against all claims, suits, demands, costs, damages and expenses which may be occasioned by reason of the Escrow Agent’s compliance in good faith with the terms hereof.

13.	The Escrow Agent accepts the responsibilities placed on it by this agreement and agrees to perform them in accordance with the terms of this agreement.

14.	The Corporation hereby acknowledges the terms and conditions of this agreement and agrees to take all reasonable steps to facilitate its performance and to pay the Escrow Agent’s proper charges for its services under this agreement.

15.	In the event the Escrow Agent wishes to resign, retire or otherwise terminate its obligations pursuant to this agreement, it shall be required to provide at least fourteen (14) days’ written notice to the Corporation. Upon receipt of such notice, the parties hereto may appoint another Escrow Agent in its place and the new Escrow Agent shall assume and be bound by the obligations of the Escrow Agent hereunder.

16.	This agreement may be executed in several parts of the same form and the parts as so executed shall together constitute one original agreement and the parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this agreement.

17.	This agreement may be amended upon written agreement of the Corporation (at the direction of its Board of Directors), the Escrow Agent and the Securityholder.

18.	This agreement contains the entire understanding between the parties hereto with respect to the holding of the Escrowed Shares in escrow and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties and there are no warranties, representations or other agreements between the parties in connection with this agreement, except as specifically set forth herein.

19.	No waiver, modification or termination of this agreement shall be binding on any of the parties unless executed in writing by all parties hereto. No waiver of any of the provisions of this agreement shall be deemed or shall constitute a waiver of any other provision (whether similar or not), nor shall any waiver constitute a continuing waiver unless expressly provided.

20.	This agreement shall be interpreted in accordance with and governed in all respects by the laws of the Province of Alberta. The Courts of Alberta shall have exclusive jurisdiction to entertain any action or proceeding brought by or against any of the parties hereto in connection with this agreement or any alleged breach thereof and the parties hereby expressly agree to attorn to the jurisdiction of such Courts for that purpose.

21.	This agreement shall be read with all changes in gender or number as the context may require, and the word “person” or “persons” as used in this agreement shall be deemed to include firms,

partnerships, corporations and associations as well as natural persons. Further, the term “Escrow Agent” shall include a new Escrow Agent appointed under paragraph 15, and whenever the singular or masculine is used, the same shall be construed to include the plural, feminine, neuter or a corporate or other entity where the context so requires.

22.	Any provision or any portion of any provision or provisions of this agreement determined by a court of competent jurisdiction to be invalid, illegal or unenforceable shall be deemed stricken to the extent necessary to eliminate any invalidity, illegality or unenforceability and the rest of the agreement and all other provisions and parts thereof shall remain in full force and effect and be binding upon the parties hereto as though the said illegal and/or unenforceable provision or provisions or part or parts thereof had never been included in this Agreement.

23.	This agreement shall enure to the benefit of and be binding on the parties to this agreement and each of their heirs, executors, administrators, successors and assigns.
IN WITNESS WHEREOF the Corporation, the Escrow Agent and the Securityholder have executed this Agreement as of the date and year first above written.

CANWEST PETROLEUM CORPORATION
Per: /s/ T. Murray Wilson

TINGLEMERRETT LLP
Per: /s/ Jeffrey A. Helper

/s/ Jeffrey A. Helper	/s/ Christopher H. Hopkins

WITNESS	CHRISTOPHER H. HOPKINS